UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-1042001 (I.R.S. Employer Identification No.)

255 E. Fifth Street, Suite 700
Cincinnati, Ohio 45202
(Address, including zip code, of registrant’s principal executive office)

Registrant’s telephone number, including area code: (877) 322-9530

First Financial Bancorp. 2012 Stock Plan

(1,750,000 Common Shares)

(Full title of the plans)

Gregory A. Gehlmann
Executive Vice President and General Counsel
255 E. Fifth Street, Suite 700

Cincinnati, OH 45202
(513) 979-5772
(Name, address including zip code, and telephone number including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting Registrant. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Registrant” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ⁭

Non-accelerated filer ⁭ (Do not check if a smaller reporting Registrant)	Smaller reporting Registrant ⁭

CALCULTION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate offering Per Share (2)	amount of registration fee(1)
Common Stock, no par value per share	1,750,000 Shares(1)	$15.325	$26,818,750	$3,658.08
(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the plans to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock
(2)	Determined pursuant to Rule 457(c) and (h) based on $15.325, the average of the high and low prices of the Registrant’s Common Stock on May10, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

This Registration Statement covers 1,750,000 shares of common stock, no par value per share (the “Common Stock”) of First Financial Bancorp. (the “Registrant”), issuable pursuant to the First Financial Bancorp. 2012 Stock Plan (the “Plan”). As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8 to be contained in the Section 10(a) prospectus. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428 under the Securities Act and the Note to Part I of Form S-3. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission (“Commission”) pursuant to the requirements of Section 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (“Exchange Act”) (Commission File No. 000-12379) are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the year ended December 31, 2012;
(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;
(c)	Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on May 28, 2013, filed with the Commission on April 12, 2013;
(d)	The description of the Registrant’s common stock contained in the Registrant’s Statement on Form S-3 filed with the Commission under Section 12(g) of the Exchange Act on January 21, 2009, including any amendment or report filed for the purpose of updating such description.

All documents which may be filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, no report of the Compensation Committee of the Board of Directors of the Registrant, no Report of the Audit Committee of the Board of Directors of the Registrant and no performance graph included in any Proxy Statement or Information Statement filed pursuant to Section 14 of the Exchange Act shall be deemed to be incorporated herein by reference, and to the extent that any information contained in any Current Report of Form 8-K, or any exhibit thereto, was or is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Copies of these filings and any other filings incorporated by reference may be obtained at no cost, on the investor relations page of the Registrant’s website at www.bankatfirst.com/investor , by writing or telephoning the Registrant at the following address:

First Financial Bancorp.

255 E. Fifth Street, Suite 700

Cincinnati, OH 45202

Attn:  Investor Relations

(877) 322-9530

email:  kenneth.lovik@bankatfirst.com

.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the securities offered hereby has been passed upon by Gregory A. Gehlmann, Esq., EVP, General Counsel of the Registrant, who beneficially owns 164,107 shares of Common Stock inclusive of options to purchase 100,000 shares of Common Stock which he is deemed to beneficially own in accordance with Rule 13d-3 and inclusive of 23,478 shares of restricted stock which remain subject to forfeiture until vested.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In general, the Articles and the Regulations provide that the Registrant shall indemnify all persons whom it may indemnify to the full extent permitted by Ohio law.

Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:

(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person's conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person's duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5) (a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	DESCRIPTION
4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 27, 2008).
4.2	Certificate of Amendment by the Board of Directors to the Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 24, 2008).
4.3	Certificate of Amendment by Shareholders to the Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Form S-3 filed on January 21, 2009).
4.4

Amended and Restated Regulations, as amended as of May 1, 2007 (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 10-Q for the quarter ended June 30, 2007, filed on August 3, 2007).

4.5	Article Fifth of the Amended and Restated Articles of Incorporation of FFBC (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 27, 2011 and incorporated herein by reference).
4.6	Amended Article II, Section 2.2 of the Regulations of FFBC (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 27, 2011 and incorporated herein by reference).
5.1	Opinion of Gregory A. Gehlmann, Esq., as to the legality of the Common Shares being registered.
10.1	First Financial Bancorp. 2012 Stock Plan
10.2	Form of Restricted Stock Agreement (3-year vesting) under the First Financial Bancorp., 2012 Stock Plan.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Gregory A. Gehlmann, Esq. (contained in his opinion filed as Exhibit 5.1).

ITEM 9. UNDERTAKINGS.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, and the State of Ohio, on May 14, 2013.

First Financial Bancorp.

By:	/s/Gregory A. Gehlmann
Gregory A. Gehlmann,
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of May 14, 2013.

/s/ Claude E. Davis		/s/ Anthony M. Stollings
Claude E. Davis, Director		Anthony M. Stollings
President and Chief Executive Officer		Executive Vice President and Chief Financial Officer

Date	May 14, 2013	Date	May 14, 2013

/s/ Murph Knapke		/s/ John M. Gavigan
Murph Knapke, Director		John M. Gavigan, First Vice President and Corporate Controller
Chairman of the Board		(Principal Accounting Officer)

Date	May 14, 2013	Date	May 14, 2013

/s/ J. Wickliffe Ach		/s/ David S. Barker
J. Wickliffe Ach, Director		David S. Barker, Director

Date	May 14, 2013	Date	May 14, 2013

/s/ Cynthia O. Booth		/s/ Donald M. Cisle
Cynthia O. Booth, Director		Donald M. Cisle, Director

Date	May 14, 2013	Date	May 14, 2013

/s/ Mark A. Collar		/s/ Corinne R. Finnerty
Mark A. Collar, Director		Corinne R. Finnerty, Director

Date	May 14, 2013	Date	May 14, 2013

/s/ Susan L. Knust		/s/ William J. Kramer
Susan L. Knust, Director		William J. Kramer, Director

Date	May 14, 2013	Date	May 14, 2013

/s/ Richard E. Olszewski		/s/ Maribeth S. Rahe
Richard E. Olszewski, Director		Maribeth S. Rahe, Director

Date	May 14, 2013	Date	May 14, 2013

EXHIBIT INDEX

Exhibit Number	DESCRIPTION
4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 27, 2008).
4.2	Certificate of Amendment by the Board of Directors to the Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 24, 2008).
4.3	Certificate of Amendment by Shareholders to the Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Form S-3 filed on January 21, 2009).
4.4

Amended and Restated Regulations, as amended as of May 1, 2007 (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 10-Q for the quarter ended June 30, 2007, filed on August 3, 2007).

4.5	Article Fifth of the Amended and Restated Articles of Incorporation of FFBC (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 27, 2011 and incorporated herein by reference).
4.6	Amended Article II, Section 2.2 of the Regulations of FFBC (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 27, 2011 and incorporated herein by reference).
5.1	Opinion of Gregory A. Gehlmann, Esq., as to the legality of the Common Shares being registered.
10.1	First Financial Bancorp. 2012 Stock Plan
10.2	Form of Restricted Stock Agreement (3-year vesting) under the First Financial Bancorp., 2012 Stock Plan.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Gregory A. Gehlmann, Esq. (contained in his opinion filed as Exhibit 5.1).